EXHIBIT 99.1

FOR IMMEDIATE RELEASE

IDT Press Contact: Phil Bourekas Vice President, Marketing Phone: (408) 284-8200 E-mail: bourekas@idt.com	Freescale Contact: Glaston Ford Director, Corporate PR Phone: (512) 895-6466 glaston@freescale.com	IDT Financial Contact Dawn Morse Investor Relations Phone: (408) 284-6515 E-mail: dawn.morse@idt.com

IDT ACQUIRES FREESCALE TIMING SOLUTIONS BUSINESS

Deal Further Demonstrates IDT Leadership in Communications Timing Market

SAN JOSE, Calif., September 26, 2005 — IDT™ (Integrated Device Technology, NASDAQ: IDTI), a leading communications IC company, today announced it has exercised an option to purchase the Freescale Semiconductor (NYSE: FSL, FSL.B) timing solutions business for $35 million. This transaction was initiated by Integrated Circuit Systems, Inc. (ICS) prior to the close of its merger with IDT, and follows a 10-year cross-licensing agreement between ICS and Freescale, also conducted before the close of its merger with IDT. This acquisition will allow IDT to expand its broad portfolio of leading, silicon-based communications timing solutions and to enhance its expertise in this area.

Based on the terms of the transaction, IDT will acquire Freescale’s timing solutions assets and serve as Freescale’s preferred timing solutions provider. IDT and Freescale also entered into a long-term foundry agreement for the acquired products, designed to help ensure a seamless transition and enable IDT to satisfy existing and future product-delivery commitments. The Freescale timing solutions team will be integrated with the IDT Tempe, Ariz.-based product team.

The acquired portfolio of innovative, high-performance clocking solutions is targeted at the networking, server, storage and memory clocking markets. These products include clocks for communications processor-based systems, clock synthesizers for servers, and industry-standard clock products for a wide range of cost-sensitive, high-volume applications. The programmability and versatility of these devices has given Freescale broad market acceptance, especially in the high-performance computer and network markets.

“Adding the Freescale timing products to our portfolio of communications devices further strengthens our comprehensive family of silicon-timing solutions,” said Greg Lang, president and CEO, IDT. “The Freescale timing solutions products have received strong customer acceptance and are optimized for the Freescale processors, which are an integral part of many leading communication designs. This transaction, in addition to our recent merger with ICS, enables IDT to further demonstrate its leadership position in the silicon-based communications market segment.”

—more—

Page 2 of 3– IDT Acquires Freescale Timing Solutions Business

“Freescale has a broad, well-established product portfolio and a long, successful history in the timing solutions market,” said David Perkins, senior vice president and general manager of Freescale’s Networking and Computing Systems Group. “This deal with IDT is designed to enable our customers to have seamless, uninterrupted access to the advanced timing solutions developed by Freescale. It also enables Freescale to continue focusing on core businesses that leverage our strengths in embedded processing, SoC platforms and RF technology.”

Additional information on this agreement is accessible at http://www.icst.com/tso.

About IDT Communications Timing Solutions

With a broad offering of silicon-based products for both clock generation and distribution, the IDT communications timing solutions portfolio effectively serves a broad array of applications in the communications, industrial and consumer markets. By combining solution elements, such as a programmable platform, precision timing, advanced I/O and high-availability synchronization, the portfolio uniquely addresses the key hurdles in modern clock net design. A key example is the IDT family of programmable timing devices, which are specifically designed to address in-system programming and test, clock redundancy and I/O translation. These products directly enhance design flexibility, portability and reliability, while simultaneously reducing customer inventory and test costs.

About IDT

IDT is a global leader in semiconductor solutions for advanced network services. IDT serves communications equipment vendors by applying its advanced hardware, software and memory technologies to create flexible, highly integrated products that enhance the functionality and processing of network equipment. IDT accelerates innovation with products such as network search engines (NSEs), flow-control management (FCM) ICs and its commitment to and products for standards-based serial switching. The portfolio also comprises products optimized for communications applications, including telecom products, FIFOs, multi-ports, and timing solutions. In addition, the product mix includes high-performance digital logic and high-speed SRAMs to meet the requirements of leading communications companies.

IDT is headquartered in San Jose, Calif., and has a wafer manufacturing facility in Oregon, and an assembly and test facility in Malaysia. The company’s stock is traded on the NASDAQ Stock Market® under the symbol “IDTI.” IDT is included in the S&P 1000, which is a combination of the S&P MidCap 400 and S&P SmallCap 600 Indices, and is also part of the S&P SuperComposite 1500, which combines the S&P 500, MidCap 400, and SmallCap 600.

Safe Harbor Statement

This release contains, in addition to statements of historical fact, certain forward-looking statements. Investors are cautioned that forward-looking statements in this release involve a number of risks and

Page 3 of 3– IDT Acquires Freescale Timing Solutions Business

uncertainties that could cause actual results to differ materially from current expectations. Risks include, but are not limited to, global business and economic conditions, fluctuations in product demand, manufacturing capacity and costs, inventory management, competition, pricing, patent and other intellectual property rights of third parties, timely development and supply of new products and manufacturing processes, dependence on one or more customers for a significant portion of sales, successful integration of acquired businesses and technology, availability of capital, cash flow and other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company urges investors to review in detail the risks and uncertainties in the Company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended April 3, 2005 and Form 10-Q for the quarter ended July 3, 2005.

###

IDT and Interprise are trademarks of Integrated Device Technology, Inc. Other brands, product names and marks are trademarks, registered trademarks, or trade names of their respective owners.